Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com
FIRM / AFFILIATE OFFICES
Barcelona    Moscow
Beijing    Munich
Boston    New York
Brussels    Orange County
Century City    Paris
Chicago    Riyadh
Dubai    Rome
Düsseldorf    San Diego
Frankfurt    San Francisco
Hamburg    Seoul
Hong Kong    Shanghai
Houston    Silicon Valley
London    Singapore
Los Angeles    Tokyo
Madrid    Washington, D.C.
Milan

July 24, 2017
Marathon Oil Corporation 5555 San Felipe Street Houston, Texas 77056-2799

Re:	Marathon Oil Corporation $1,000,000,000 in aggregate principal amount of 4.400% Senior Notes due 2027

Ladies and Gentlemen:
We have acted as special counsel to Marathon Oil Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of $1,000,000,000 aggregate principal amount of the Company’s 4.400% Senior Notes due 2027 (the “Notes”) under an Indenture, dated as of February 26, 2002, between the Company and The Bank of New York Mellon Trust Company, N.A., successor in interest to JPMorgan Chase Bank, as Trustee (the “Trustee”), and an officers’ certificate, dated as of July 24, 2017, setting forth terms of the Notes (collectively, the “Indenture”), and pursuant to a registration statement on Form S‑3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 25, 2017 (Registration No. 333-215733) (as so filed and as amended, the “Registration Statement”), a base prospectus dated January 25, 2017 and included in the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated July 13, 2017, and a final prospectus supplement dated July 13, 2017 (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S‑K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware General Corporation Law, as applicable, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

July 24, 2017 Page 2

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, dated as of July 13, 2017, by and among J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named therein, and the Company, the Notes will have been duly authorized by all necessary corporate action of the Company and will be legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 5.15 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property and (m) the severability, if invalid, of provisions to the foregoing effect.
With your consent, we have assumed that (a) the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of

July 24, 2017 Page 3

the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated July 24, 2017 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP